electroCore Announces Record First Quarter 2022 Financial Results

First quarter 2022 net sales of $1.9 million, approximately 58% over first quarter 2021 and 27% sequentially

Company to host a conference call and webcast today, May 5, 2022 at 4:30 pm EDT

ROCKAWAY, NJ, May 5, 2022 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, announced first quarter 2022 financial results and provided an operational update.

  First Quarter 2022 and Recent Highlights

•	Posted revenue of $1.9 million, representing an increase of approximately 58% over first quarter 2021 and 27% sequentially;
•	Net cash used in operating activities was $4.8 million during the first quarter 2022 leaving approximately $29.9 million of cash and cash equivalents at March 31, 2022;
•	Launched U.S. e-commerce portal and online store for patients to gain access to gammaCore™ therapy;
•	Announced Breakthrough Device Designation from the Food and Drug Administration (FDA) for the treatment of post-traumatic stress disorder (PTSD);
•	Presented data suggesting the role of non-invasive vagus nerve stimulation (nVNS) in the acute treatment of stroke at the International Stroke Congress in New Orleans;
•	Executed an exclusive license agreement with Teijin Limited (Teijin) for Japan territory; and
•	Announced the selection of gammaCore™ for the Department of Defense Biotech Optimized for Operational Solutions and Tactics (BOOST) program.

“electroCore continued to make strides in the first quarter of 2022,” stated Dan Goldberger, Chief Executive Officer of electroCore. “We recorded revenues of $1.9 million, delivering 58% growth over the first quarter 2021, and 27% sequential growth. Our continued momentum is a result of our ongoing investment in our sales channels and marketing initiatives for our headache indications. In January 2022, gammaCore™ received a Breakthrough Device Designation for PTSD from the FDA. We also launched a U.S. e-commerce portal and online store for patients to receive a telehealth consult, obtain a prescription, and purchase gammaCore™, making the experience for a patient to obtain gammaCore therapy more convenient. More recently, we announced an exclusive license agreement with Teijin to license certain exclusive rights to our nVNS technology for commercialization in Japan, providing additional validation of the commercial opportunity for nVNS."

  First Quarter 2022 Financial Results

For the quarter ended March 31, 2022, electroCore reported net sales of $1.9 million compared to $1.5 million in the fourth quarter of 2021 and $1.2 million during same period of 2021.

Revenue from the Department of Veterans Affairs (VA) and Department of Defense (DOD) increased 47% sequentially to $1.3 million in the first quarter of 2022 from $858,000 in the fourth quarter of 2021 and increased 86% as compared to $679,000 in the first quarter of 2021. Revenue reported from outside the United States (OUS) was $305,000 in the first quarter of 2022, as compared to $361,000 in the fourth quarter of 2021 and $380,000 in the first quarter of 2021.

Gross profit for the first quarter of 2022 was $1.5 million as compared to $1.2 million, for the fourth quarter of 2021 and $840,000 for the first quarter of 2021. Gross profit for the fourth quarter of 2021 was reduced by an increase in inventory reserves of $70,000. Gross margin for the first quarter of 2022 was 81%, compared to 80% in the fourth quarter of 2021 and 70% in the first quarter of 2021.

Total operating expenses in the first quarter of 2022 were approximately $7.1 million as compared to $6.7 million in the fourth quarter of 2021 and $6.2 million in the first quarter of 2021.

Research and development expense in the first quarter of 2022 was $934,000, as compared to $742,000 in the fourth quarter of 2021 and $499,000 in the first quarter of 2021. The increase was driven by investments in development of a next-generation, app-based platform for our proprietary therapy.

Selling, general and administrative expense in the first quarter of 2022 was $6.2 million as compared to $5.9 million in the fourth quarter of 2021 and $5.7 million in the first quarter of 2021. The increase was driven by investments in Direct-to-Consumer awareness campaigns and our newly launched e-commerce platform.

GAAP net loss in the first quarter of 2022 was $5.6 million compared to the fourth quarter of 2021 GAAP net loss of $4.9 million and $5.4 million in the first quarter of 2021.

Adjusted EBITDA net loss in the first quarter of 2022 was $4.6 million as compared to $4.4 million during the fourth quarter of 2021 and as compared to a loss of $4.2 million in the first quarter of 2021.

The company defines adjusted EBITDA net loss as GAAP net loss as adjusted to exclude non-operating gains and losses, depreciation and amortization, stock-based compensation expense, legal fees associated with stockholders’ litigation, and provision/ benefit from income taxes. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the financial statement tables included in this press release.

Net cash used in operating activities in the quarter ended March 31, 2022, was approximately $4.8 million as compared to $4.4 million in the fourth quarter of 2021, and $4.2 million in the first quarter of 2021. The increase in cash used was driven in part by the timing of certain planned annual disbursements.

Cash and cash equivalents at March 31, 2022 totaled approximately $29.9 million, as compared to approximately $34.7 million at December 31, 2021.

Second Quarter 2022 Outlook

For the second quarter of 2022, the Company expects net revenue to be at least $1.9 million and net cash used in operating activities to be approximately $3.5 million.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, May 5, 2022, beginning at 4:30pm EDT.

Investors interested in listening to the conference call, or webcast may do so by dialing 877-269-7756 for domestic callers or 201-689-7817 for international callers, using Conference ID: 13728177, or by connecting to the Web: electroCore Earnings Webcast. An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, the acute and preventive treatment of migraines in adolescents, and paroxysmal hemicrania and hemicrania continua in adults.

For more information, visit www.electrocore.com.

About gammaCoreTM

gammaCore™ (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore is self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore (nVNS) is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, and the acute and preventive treatment of migraine in adolescent (ages 12 and older) and adult patients, and paroxysmal hemicrania and hemicrania continua in adult patients. gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults.

gammaCore is contraindicated for patients if they:

•	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

•	Have a metallic device, such as a stent, bone plate, or bone screw, implanted at or near the neck

•	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

Safety and efficacy of gammaCore have not been evaluated in the following patients:

•	Adolescent patients with congenital cardiac issues

•	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

•	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

•	Pediatric patients (less than 12 years)

•	Pregnant women

•	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

For more information, please visit gammaCore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore's business prospects and clinical and product development plans (including with respect to enrollment in ongoing studies); its expected revenue and net cash used in operating activities for the second quarter 2022; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments including online, e-commerce, direct-to-consumer channels, telehealth portal, and cash pay initiatives; the issuance of U.S. and international patents providing expanded IP coverage; the possibility of future business models and revenue streams from the company’s potential use of nVNS for the acute treatment of PTSD, stroke and hemorrhagic brain injury, the potential of nVNS generally and gammaCore in particular and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital

electroCore, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,899	$1,204
Cost of goods sold	360	364
Gross profit	1,539	840
Operating expenses
Research and development	934	499
Selling, general and administrative	6,186	5,725
Total operating expenses	7,120	6,224
Loss from operations	(5,581)	(5,384)
Other (income) expense
Interest and other income	(4)	(3)
Other expense	5	3
Total other (income) expense	1	—
Loss before income taxes	(5,582)	(5,384)
(Provision) benefit from income taxes	—	—
Net loss	$(5,582)	$(5,384)
Net loss per share of common stock - Basic and Diluted	$(0.08)	$(0.11)
Weighted average number of common shares outstanding - Basic and Diluted	70,672	47,653

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$29,882	$34,689
Total assets	$37,181	$42,833
Current liabilities	$4,683	$5,485
Total liabilities	$5,365	$6,185
Total equity	$31,816	$36,648

(Unaudited) Use of Non-GAAP Financial Measure

The company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the company’s industry. The company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains and losses, depreciation and amortization, stock-compensation expense, legal fees associated with stockholders’ litigation, and provision / benefit from income taxes.

Following is a reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA net loss:

	Three Months ended March 31,
	2022	2021
	(in thousands)
GAAP net loss	$(5,582)	$(5,384)
Depreciation and amortization	106	96
Stock-based compensation	777	942
Legal fees associated with stockholders' litigation	61	151
Total other (income)/expense	1	—
Provision (benefit) from income taxes	—	—
Adjusted EBITDA net loss	$(4,637)	$(4,195)

The company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and the non-GAAP measure does not reflect changes in, or cash requirements for, working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.